Preformed Line Products Announces Second Quarter and First Half 2012 Results

MAYFIELD VILLAGE, Ohio, Aug. 8, 2012 /PRNewswire/ -- Preformed Line Products Company (Nasdaq: PLPC) today reported financial results for the second quarter and the first six months of 2012.

Net income for the quarter ended June 30, 2012 decreased 21% to $6,596,000, or $1.21 per diluted share, compared to $8,386,000 or $1.55 per diluted share, for the comparable period in 2011. Currency exchange rates had a negative impact on net income of $502,000 or $.09 per diluted share for the second quarter of 2012.

Net sales in the second quarter of 2012 were $111,940,000, compared to $114,530,000 in the second quarter of 2011. Currency exchange rates had a negative impact on sales of $6,333,000 for the second quarter of 2012.

Net income for the six months ended June 30, 2012 was $14,729,000, or $2.71 per diluted share, compared to $15,384,000, or $2.85 per diluted share for the comparable period in 2011. Currency exchange rates had a negative impact on net income of $693,000 or $.13 per diluted share for the first six months of 2012.

Net sales increased 5% to $220,786,000 for the first six months of 2012 compared to $209,618,000 in the first six months of 2011. Currency exchange rates had a negative impact on sales of $7,260,000 for the first six months of 2012.

Rob Ruhlman, Chairman and Chief Executive Officer, said, "Our domestic operations continue to remain strong with a 20% sales growth for the first half of the year. Currency headwinds had a significant negative impact on our worldwide results as foreign currencies weakened against the U.S. Dollar. In addition to the $.5 million impact on the quarter and nearly $.7 million impact on the year resulting from translating foreign denominated financial statements into Dollars, we had pre-tax changes in unrealized translation losses of $1.8 million for the quarter and $1.2 million for the year resulting from intercompany receivables and loans. Excluding the impact of currency, our net income improved for the year and was 3% lower for the quarter. Considering the condition of the global economy, these results are on par if not slightly above those of our peers."

Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.

Preformed's world headquarters are in Cleveland, Ohio, and the Company operates three domestic manufacturing centers located in Rogers, Arkansas, Albuquerque, New Mexico, and Albemarle, North Carolina. The Company serves its worldwide market through international operations in Australia, Brazil, Canada, China, England, Indonesia, Malaysia, Mexico, New Zealand, Poland, South Africa, Spain and Thailand.

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company's and management's beliefs and expectations concerning the Company's future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company's products, increases in raw material prices, the Company's ability to identify, complete and integrate acquisitions for profitable growth, and other factors described under the headings "Risk Factors" and "Forward-Looking Statements" in the Company's 2011 Annual Report on Form 10-K filed with the SEC on March 14, 2012 and subsequent filings with the SEC. The Annual Report on Form 10-K and the Company's other filings with the SEC can be found on the SEC's website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED OPERATIONS
(UNAUDITED)

In thousands, except per share data	Three month periods ended June 30,		Six month periods ended June 30,
	2012	2011	2012	2011

Net sales	$ 111,940	$ 114,530	$ 220,786	$ 209,618
Cost of products sold	74,974	77,824	147,808	140,521
GROSS PROFIT	36,966	36,706	72,978	69,097

Costs and expenses
Selling	9,506	9,272	18,402	17,308
General and administrative	12,149	11,780	24,156	22,742
Research and engineering	3,747	3,215	7,402	6,577
Other operating expense (income)	1,890	(694)	1,239	(788)
	27,292	23,573	51,199	45,839

OPERATING INCOME	9,674	13,133	21,779	23,258

Other income (expense)
Interest income	179	140	316	291
Interest expense	(149)	(266)	(345)	(477)
Other income	209	43	354	227
	239	(83)	325	41

INCOME BEFORE INCOME TAXES	9,913	13,050	22,104	23,299

Income taxes	3,317	4,520	7,375	7,915

NET INCOME	6,596	8,530	14,729	15,384

Less net loss attributable to noncontrolling interests, net of tax	-	144	-	-

NET INCOME ATTRIBUTABLE TO PLPC	$ 6,596	$ 8,386	$ 14,729	$ 15,384

BASIC EARNINGS PER SHARE
Net Income to PLPC common shareholders	$ 1.24	$ 1.59	$ 2.76	$ 2.92

DILUTED EARNINGS PER SHARE
Net Income to PLPC common shareholders	$ 1.21	$ 1.55	$ 2.71	$ 2.85

Cash dividends declared per share	$ 0.20	$ 0.20	$ 0.40	$ 0.40

Weighted-average number of shares outstanding - basic	5,332	5,263	5,333	5,268

Weighted-average number of shares outstanding - diluted	5,441	5,393	5,440	5,390

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	June 30,	December 31,
Thousands of dollars, except share and per share data	2012	2011

ASSETS
Cash and cash equivalents	$ 30,398	$ 32,126
Accounts receivable, less allowances of $1,887 ($1,627 in 2011)	73,343	68,949
Inventories - net	88,685	88,613
Deferred income taxes	6,111	5,263
Prepaids	8,224	8,254
Other current assets	2,824	2,285
TOTAL CURRENT ASSETS	209,585	205,490

Property, plant and equipment - net	88,360	82,860
Other intangibles - net	15,116	11,352
Goodwill	14,309	12,199
Deferred income taxes	5,975	5,585
Other assets	9,613	9,862

TOTAL ASSETS	$ 342,958	$ 327,348

LIABILITIES AND SHAREHOLDERS' EQUITY

Notes payable to banks	$ 281	$ 2,030
Current portion of long-term debt	453	601
Trade accounts payable	26,342	25,630
Accrued compensation and amounts withheld from employees	15,416	11,472
Accrued expenses and other liabilities	24,033	22,100
TOTAL CURRENT LIABILITIES	66,525	61,833

Long-term debt, less current portion	25,464	27,991
Other noncurrent liabilities and deferred income taxes	25,961	24,666

SHAREHOLDERS' EQUITY
PLPC shareholders' equity:
Common shares - $2 par value, 15,000,000 shares authorized, 5,333,018 and
5,333,630 issued and outstanding, net of 642,388 and 639,138 treasury
shares at par, respectively, as of June 30, 2012 and December 31, 2011	10,666	10,667
Common shares issued to Rabbi Trust	(3,847)	(3,812)
Deferred Compensation Liability	3,847	3,812
Paid in capital	14,190	12,718
Retained earnings	218,844	206,512
Accumulated other comprehensive loss	(18,692)	(17,039)
TOTAL SHAREHOLDERS' EQUITY	225,008	212,858

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 342,958	$ 327,348

CONTACT: Eric R. Graef, Preformed Line Products, +1-440-473-9249